Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

SALLIE MAE APPOINTS TWO NEW MEMBERS TO BOARD OF DIRECTORS

NEWARK, DEL., March 30, 2015 – Sallie Mae (NASDAQ: SLM), the nation’s saving, planning and paying for college company, today announced the appointments of former United States Representative Jim Matheson and Vivian C. Schneck-Last, a former managing director at Goldman, Sachs & Company, to its board of directors, effective immediately. In connection with the appointments, Sallie Mae’s board of directors also voted to increase the number of board seats from 11 to 12.

Mr. Matheson represented the state of Utah in the U.S. House of Representatives from 2001 to 2015. Matheson served as a chief deputy whip for the House Democratic Caucus and was a member of the Energy and Commerce, Financial Services, and Transportation and Infrastructure Committees. Earlier this year, he joined Squire Patton Boggs, one of the world’s largest law and public policy firms as a Principal in the public policy practice. Matheson holds a Bachelor of Arts degree from Harvard University and a Master of Business Administration from the UCLA Anderson School of Management.

Ms. Schneck-Last brings more than 25 years of experience in developing, implementing, and executing strategic technology initiatives at Goldman Sachs & Company, most recently serving as Managing Director, Global Head of Technology Governance. During her tenure, Ms. Schneck-Last played instrumental roles in readying the firm’s information technology function first for becoming a public company and then a bank holding company. Ms. Schneck-Last established the firm’s technology governance function and Technology Risk Committee, founded the Technology Business Development function and was a key liaison with regulators during the firm’s transition to bank holding company status. She holds a Bachelor of Science degree from Touro College and a Master of Business Administration degree from Columbia University.

“Mr. Matheson and Ms. Schneck-Last further diversify our well-rounded board of directors, adding valuable public policy and risk management expertise,” said Raymond J. Quinlan, chairman and chief executive officer, Sallie Mae. “Each brings unique insight and perspective as we continue to grow our consumer banking business and enhance our customer experience.”

Mr. Matheson and Ms. Schneck-Last are independent directors who will stand for election at the annual meeting of stockholders in June 2015. In connection with their appointments, each have also been appointed to the board of directors of Sallie Mae Bank, Sallie Mae’s Utah industrial bank subsidiary.

For more information, visit www.SallieMae.com.

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Sallie Mae (NASDAQ: SLM) is the nation’s saving, planning, and paying for college company. Whether college is a long way off or just around the corner, Sallie Mae offers products that promote responsible personal finance including private education loans, Upromise rewards, scholarship search, college financial planning tools, insurance, and online retail banking. Learn more at SallieMae.com. Commonly known as Sallie Mae, SLM Corporation and its subsidiaries are not sponsored by or agencies of the United States of America.

Contacts:

Media:

Rick Castellano

302-451-2541

rick.castellano@salliemae.com

or

Investors:

Brian Cronin

302-451-0304

brian.cronin@SallieMae.com